Exhibit T3A-29

A0715695

ENDORSED - FILED
in the office of the Secretary of State
of the State of California
MAY 23 2011

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VISUAL SYSTEMS, INC.

The undersigned, Joseph C. Henry, hereby certifies as follows:

ONE: He is the duly elected and qualified Vice President and Secretary of said corporation.

TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

I

The name of this corporation is VISUAL SYSTEMS, INC. (the “Corporation”).

II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares that the Corporation is authorized to issue is One Thousand (1,000) shares, all of which shares shall be Common Stock, no par value.

IV

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permitted under California law.

This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

THREE: The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

FOUR: The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. The Corporation has only one class of stock outstanding, known as common stock, which is entitled to vote with respect to the amendment. The total number of outstanding shares of common stock entitled to vote with respect to the foregoing amendment was One Hundred (100) shares of common stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of each class of stock.

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IN WITNESS WHEREOF, the undersigned hereby declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of the undersigned’s own knowledge.

Executed at Houston, Texas on May 19, 2011.

/s/ Joseph C. Henry
Joseph C. Henry, Vice President and Secretary